Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Pre-Effective Amendment No. 2 to Form S-3) and related Prospectus of EarthLink, Inc. for the registration of 32,083,333 shares of EarthLink, Inc.'s common stock and to the incorporation by reference therein of our report dated March 6, 1998, with respect to the Statement of Revenues and Direct Expenses of the Consumer Internet Access Services of Sprint Corporation included in EarthLink, Inc.'s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 1, 2001.

                      /s/ Ernst & Young LLP

Kansas City, Missouri
August 1, 2001